Exhibit 21.1


                           Liberty Technologies, Inc.
                                  Subsidiaries



The following are subsidiaries of the Company:

Liberty Technical Services, Inc.
LTH (Delaware), Inc.
Beta Monitors & Controls Ltd.
Beta Monitors International
Liberty International, Inc.
Liberty International  Sales, Inc.
Liberty Imaging Systems, Inc.


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